UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 9, 2020

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38677	38-3661826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices, including zip code)

(760) 804-1648

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RMED	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer; Appointment of New Director

On March 12, 2020, we announced the appointment of Jonathan Will McGuire as our Chief Executive Officer effective March 30, 2020. Andrew Jackson will continue to serve as the Company’s Chief Financial Officer following the effectiveness of Mr. McGuire’s appointment.

The board of directors also appointed Mr. McGuire as a Class I director to the Company’s board of directors, effective March 30, 2020. In connection with Mr. McGuire’s appointment, the board of directors authorized an increase in the number of directors to six with the addition of a Class I directorship. Mr. McGuire’s current term as a director will expire at the 2022 annual meeting of stockholders.

Mr. McGuire most recently served as President and CEO of Second Sight Medical Products (Nasdaq: EYES), a developer, manufacturer and marketer of implantable visual prosthetics to treat blindness, from August 2015 through March 2020.  He will remain on the board of Second Sight as a Director.  Previously he held leadership positions at Volcano Corporation including President of Americas Commercial and Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management.  Prior to that Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien, and President and Chief Executive Officer at AtheroMed, Inc., a venture capital-backed peripheral atherectomy company.  For approximately five years, Mr. McGuire served as Chief Operating Officer for Spectranetics Corporation, a publicly-traded medical device company with laser-based atherectomy products for treating peripheral and coronary arterial disease. Earlier in his career, he held senior management positions at Guidant Corporation including General Manager of Latin America, Director of U.S. and Global Marketing for Vascular Intervention, and Production Manager for Coronary Stents.  Mr. McGuire also held positions in Finance and Production at IVAC Medical Systems.  Mr. McGuire received an engineering degree from the Georgia Institute of Technology, and his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.  The board of directors believes Mr. McGuire is qualified to serve as a director because of his extensive knowledge of our industry and his prior and current experience as a senior officer of medical device companies.

Compensation Arrangements

We entered into an offer letter and change in control and severance agreement with Mr. McGuire, each dated March 9, 2020. The offer letter provides for at-will employment. Mr. McGuire’s annual base salary will be $500,000. Mr. McGuire will be eligible to cash bonuses to receive an aggregate annual bonus opportunity of up to 100% of his annual base salary, subject to the terms and conditions of the Company’s bonus plan for executives.  For 2020, his bonus will be prorated based on his length of service and he will be guaranteed a bonus of at least 75% of his prorated annual base salary.

Mr. McGuire will also be eligible to receive a signing bonus of $100,000 payable in equal installments within ten business days of his start date and the one-year anniversary of his start date. However, if Mr. McGuire voluntary resigns from the Company for any reason before the two-year anniversary of his start date, Mr. McGuire will be required to repay a pro rata portion of the signing bonus based on his length of service.

In addition, in connection with his employment, we have agreed to recommend to our board of directors or an applicable committee thereof to grant Mr. McGuire an option to purchase 450,000 shares of our common stock and an award of 125,000 shares of restricted stock, each pursuant to our 2020 Inducement Equity Incentive Plan. The shares subject to the option award will be scheduled to vest ratably in equal monthly amounts over four years following the option’s vesting commencement date, subject to Mr. McGuire’s continued service through the applicable vesting dates. The restricted stock award will be scheduled to vest and become non-forfeitable ratably in equal semi-annual amounts over four years following the restricted stock award’s vesting commencement date, which we expect to be May 20, 2020, subject to Mr. McGuire’s continued service through the applicable vesting dates.

In addition, the change in control and severance agreement provides that if Mr. McGuire’s employment is terminated outside the period beginning 3 months before a change in control and ending 24 months following a change in control, or the Change in Control Period, either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by Mr. McGuire for “good reason”, Mr. McGuire will receive the following benefits if he timely signs and does not revoke a release of claims in our favor: (i) a lump-sum payment equal to 18 months of his annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); (ii) a lump-sum payment equal to the pro rata portion of his target annual bonus as in effect for the fiscal year in which such termination occurs; and (iii) payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for Mr. McGuire and his eligible dependents, if any, for up to 18 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, Mr. McGuire’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by Mr. McGuire for good reason, then Mr. McGuire will receive the following benefits if he timely signs and does not revoke a release of claims in our favor: (i) a lump-sum payment equal to 24 months of his annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control); (ii) a lump-sum payment equal to 150% of his target annual bonus as in effect for the fiscal year in which such termination occurs; (iii) payment of premiums for coverage under COBRA for Mr. McGuire and his eligible dependents, if any, for up to 24 months, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and (iv) 100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at no less than target.

If any of the amounts provided for under the change in control and severance agreement or otherwise payable to Mr. McGuire would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. McGuire would be entitled to receive either full payment of benefits under his change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. McGuire. The change in control and severance agreement does not require us to provide any tax gross-up payments.

A copy of the press release dated March 12, 2020 announcing Mr. McGuire’s appointment as our Chief Executive Officer is attached hereto as Exhibit 99.1. The summary description of Mr. McGuire’s offer letter and change in control and severance agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter and change in control and severance agreement, copies of which will be filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Other Matters

In addition, we have entered into our standard form of indemnification agreement with Mr. McGuire. The form indemnification agreement was filed with the Securities and Exchange Commission on August 24, 2018 as Exhibit 10.2 to our Registration Statement on Form S-1/A (File No. 333-226191) and is incorporated herein by reference. Mr. McGuire has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. McGuire and any of our directors or executive officers.

Adoption of 2020 Inducement Equity Incentive Plan

On March 10, 2020, our board of directors, upon the recommendation of our compensation committee, adopted the 2020 Inducement Equity Incentive Plan with the purpose of attracting, retaining and incentivizing employees in furtherance of Ra Medical’s success. The plan was adopted without stockholder approval pursuant to Rule 303A.08. In accordance with New York Stock Exchange rules, this plan is used to offer equity awards as material inducements for new employees to join Ra Medical. On adoption, 800,000 shares of common stock were reserved solely for the granting of inducement stock options, restricted stock, restricted stock units and other awards. The 2020 Inducement Equity Incentive Plan provides for the granting of stock options with exercise prices equal to the fair market value of our common stock on the date of grant.

The above description of the 2020 Inducement Equity Incentive Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit, copies of which will be filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 12, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RA MEDICAL SYSTEMS, INC.

Date: March 12, 2020	By:	/s/ Daniel Horwood
Daniel Horwood
General Counsel, Chief Compliance Officer and Secretary